Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NORTEK, INC. CALLS
SENIOR FLOATING RATE NOTES DUE 2010 FOR REDEMPTION

PROVIDENCE, RI, August 27, 2004—Nortek, Inc. (“Nortek”), a leading international designer, manufacturer and marketer of high-quality brand name building products, announced today that it has called for redemption all of its outstanding Senior Floating Rate Notes due 2010 (“Floating Rate Notes”). The redemption date will be September 1, 2004 (the “Redemption Date”). The redemption price for the Floating Rate Notes will be 103.00% of the principal amount thereof plus accrued and unpaid interest to, but not including, the Redemption Date. Interest will cease to accrue on the Redemption Date.

U.S. Bank National Association is the paying agent for the redemption.

Nortek* (a wholly owned subsidiary of Nortek Holdings, Inc.) is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. Nortek offers a broad array of products for improving the environments where people live and work. Its products currently include: range hoods and other spot ventilation products; heating and air conditioning systems; indoor air quality systems; and specialty electronic products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current plans and expectations of Nortek Holdings and Nortek and necessarily involve risks and uncertainties that could cause actual future events to differ materially from those set forth in the forward-looking statements. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.

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